EXHIBIT 15.1




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Re:   PHP Healthcare Corporation
      Registration on Form S-8


We are aware that our report dated March 17, 1997 on our review of interim financial information of PHP Healthcare Corporation and consolidated subsidiaries as of January 31, 1997 and 1996 and for the three-month and nine-month periods then ended and included in the Company's quarterly report on Form 10-Q for the quarter then ended (as amended on Form 10-Q/A, Amendments No. 1, 2, 3, 4 and 5) is incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



                               COOPERS & LYBRAND L.L.P.



Washington, D.C.

May 2, 1997